Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

FOR IMMEDIATE RELEASE

Charles Blankenship Elected to Fluor’s Board of Directors

IRVING, Texas (February 6, 2025) – Fluor Corporation (NYSE: FLR) announced today that Charles (Chip) P. Blankenship Jr., Chairman and Chief Executive Officer (CEO) of Woodward Inc., a global energy control solutions company, has been elected to its Board of Directors effective March 1, 2025. Blankenship will serve on the Board’s Audit Committee and the Commercial Strategies and Operational Risk Committee, bringing the total number of Fluor Board members to 11, of whom 10 are independent.

“With Chip Blankenship’s appointment to Fluor’s Board of Directors, the company gains another distinguished advisor and business leader, known for his transformative leadership in the industrial and aerospace sectors,” said David E. Constable, Chairman and Chief Executive Officer of Fluor. "Chip's strategic and operational expertise, paired with his ability to drive innovation, will support Fluor's growth as we pursue opportunities in advanced manufacturing, life sciences, mining, chemicals and the energy markets, among others."

Prior to becoming Woodward’s CEO in May 2022, Blankenship’s leadership roles included serving as CEO of Arconic, an aerospace advanced alloys and components company, and a 24-year career at General Electric (GE). While at GE, he held significant leadership roles in aviation, energy and appliances, including CEO of GE Appliances and Vice President and General Manager of Commercial Aircraft Engines. He was also General Manager of GE’s Aero Energy.

Blankenship serves on the Board of Directors of the National Association of Manufacturers and the Board of Governors of the Aerospace Industries Association. He is a member of the National Academy of Engineering and served as the Montgomery Distinguished Professor of Practice at the University of Virginia (UVA) School of Engineering and Applied Sciences.

Blankenship holds a Ph.D. in materials science and engineering from UVA and a bachelor’s degree from Virginia Polytechnic Institute and State University.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 34,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

#corporate

# # #
2